As filed with the Securities and Exchange Commission on April 30, 2019

Registration No. 333-230424

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yunji Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15/F, South Building, Hipark Phase 2, Xiaoshan District

Hangzhou 310000, Zhejiang Province

People’s Republic of China

+86 571 8168-8920

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.000005 per share(1)	155,250,000	US$1.30	US$201,825,000.00	US$24,461.19

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-230978). Each American depositary share represents ten Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on April 26, 2019.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities (including options to acquire our ordinary shares and restricted share units). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary shares
Lanlan Ltd.	January 18, 2018	1,112,799,980	US$5,564
Kingwangpeng Holdings Limited	January 18, 2018	38,600,000	US$193
Qiuqiu Inc.	November 19, 2018	50,720,000	US$254
Skyxiaolaba Inc.	November 19, 2018	50,720,000	US$254
Series Seed preferred shares
Eastern Bell XIX Investment Limited	February 12, 2018	223,800,000	Execution and delivery of a promissory note in the principal amount of USD in equivalent to RMB30 million

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Fasturn Overseas Limited	February 12, 2018	149,200,000	Execution and delivery of a promissory note in the principal amount of USD in equivalent to RMB20 million
Series A preferred shares
CPYD Singapore Pte. Ltd.	February 12, 2018	215,800,000	Execution and delivery of a promissory note in the principal amount of US$20 million
Eastern Bell XII Investment Limited	February 12, 2018	56,800,000	Execution and delivery of a promissory note in the principal amount of USD in equivalent to approximately RMB33.2 million
Trustbridge Partners IV, L.P.	February 12, 2018	111,000,000	US$555
China Renaissance Corporation	February 12, 2018	5,600,000	US$28
Series B preferred shares
Acceleration S Limited	February 12, 2018	110,803,324	US$100 million
China TH Capital Limited	June 4, 2018	1,108,033	US$1 million
Series B+ preferred shares
Fountain Sight Limited	June 4, 2018	5,276,349	US$5 million
Shanghai Fengxian Information and Technology Development Partnership (LLP)(1)	November 19, 2018	15,829,046	US$15 million
Options and Restricted Share Units
Certain directors, officers, employees	Between December 19, 2017 and January 31, 2019	Outstanding options to purchase 91,186,900 ordinary shares and 39,520,000 outstanding restricted share units	Past and future services provided by these individuals to us

Note:
(1)

Shanghai Fengxian Information and Technology Development Partnership (LLP), or Shanghai Fengxian, entered into a share purchase agreement and a shareholders’ agreement with our company and certain other parties thereto, on June 4, 2018. Shanghai Fengxian became subject to the shareholders’ rights and obligations in such agreements on the same date.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Yunji Inc.

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the closing of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†	Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated June 4, 2018

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	2019 Share Incentive Plan

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and its executive officers

10.4†	English translation of the amended and restated Voting Trust Agreement and Power of Attorney among the WFOE of the Registrant, Yunji Preferred and the shareholders of Yunji Preferred dated December 14, 2018

10.5†	English translation of the amended and restated Voting Trust Agreement and Power of Attorney among the WFOE of the Registrant, Yunji Sharing and the shareholders of Yunji Sharing dated December 17, 2018

10.6†	English translation of the amended and restated Equity Interest Pledge Agreement among the WFOE of the Registrant, Yunji Preferred and the shareholders of Yunji Preferred dated December 14, 2018

10.7†	English translation of the amended and restated Equity Interest Pledge Agreement among the WFOE of the Registrant, Yunji Sharing and the shareholders of Yunji Sharing dated December 17, 2018

10.8†	English translation of the amended and restated Exclusive Service Agreement between the WFOE of the Registrant and Yunji Preferred dated December 14, 2018

10.9†	English translation of the amended and restated Exclusive Service Agreement between the WFOE of the Registrant and Yunji Sharing dated December 17, 2018

10.10†	English translation of the amended and restated Exclusive Option Agreement among the WFOE of the Registrant, Yunji Preferred and the shareholders of Yunji Preferred dated December 14, 2018

Exhibit Number	Description of Document

10.11†	English translation of the amended and restated Exclusive Option Agreement among the WFOE of the Registrant, Yunji Sharing and the shareholders of Yunji Sharing dated December 17, 2018

10.12†	English translation of Loan Agreement among Mr. Shanglue Xiao, Mr. Huan Hao and the WFOE of the Registrant, dated December 14, 2018

10.13†	Preferred Share Purchase Agreement among the Registrant, Yunji Sharing and certain other parties thereto dated February 12, 2018

10.14†	Preferred Share Purchase Agreement among the Registrant, the WFOE of the Registrant, Yunji Sharing and certain other parties thereto dated June 4, 2018

21.1†	Principal Subsidiaries of the Registrant

23.1†	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4†	Consent of Li-Lan Cheng

23.5†	Consent of Gao Wang

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3†	Consent of China Insights Consultancy

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China, on April 30, 2019.

Yunji Inc.

By:	/s/ Shanglue Xiao
	Name:	Shanglue Xiao
	Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 30, 2019.

Signature	Title
/s/ Shanglue Xiao	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Shanglue Xiao

*	Director
Huan Hao

*	Director
Qingrong Kong

*	Director
Yanhua Sun

*	Director
Wei Ying

/s/ Chen Chen	Chief Financial Officer (Principal Financial and Accounting Officer)
Chen Chen

*By:	/s/ Shanglue Xiao
	Name:	Shanglue Xiao
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Yunji Inc., has signed this registration statement or amendment thereto in Newark, Delaware, United States on April 30, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director